Exhibit 99.3

BABCOCK & WILCOX ENTERPRISES, INC.
NOTICE TO RIGHTS HOLDERS WHO ARE RECORD HOLDERS
Up to 62,128,141 Shares of Common Stock
Issuable Upon Exercise of Nontransferable Rights
Enclosed for your consideration is a prospectus supplement, dated March 19, 2018 (the “Prospectus Supplement”), relating to the offering (the “Rights Offering”) by Babcock & Wilcox Enterprises, Inc. (the “Company”) of nontransferable rights (the “Rights”) to subscribe for shares of the Company’s common stock, par value $0.01 per share (“Common Shares”), by holders of record of Common Shares (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on March 15, 2018 (the “Rights Distribution Record Date”).
Pursuant to the Rights Offering, the Company is issuing Rights to subscribe for up to 62,128,141 Common Shares, on the terms and subject to the conditions described in the Prospectus Supplement. The Rights may be exercised at any time during the subscription period, which commences on March 19, 2018. The Rights Offering will expire at 5:00 p.m., New York City time, on April 10, 2018, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Rights are nontransferable.
As described in the Prospectus Supplement, Record Date Stockholders received one Right for each Common Share held by such holder as of the Rights Distribution Record Date. Each whole Right entitles a holder (the “Rights Holder”) to purchase 1.4 new Common Shares, which is referred to as the “Basic Subscription.” The subscription price per Common Share is $3.00 (the “Subscription Price”). Rights Holders will not be entitled to exercise an oversubscription privilege to purchase additional Common Shares that may remain unsubscribed as a result of any unexercised Rights.
The Rights will be evidenced by subscription certificates (the “Rights Certificates”).
Enclosed are copies of the following documents:

1.	Prospectus Supplement, dated March 19, 2018; and

2.	Rights Certificate.
Your prompt attention is requested. To exercise the Rights, you should complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each Common Share subscribed for pursuant to the Basic Subscription to Computershare Trust Company, N.A. (the “Subscription Agent”), as indicated on the Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Rights Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.
You will have no right to rescind your subscription after receipt of your payment of the Subscription Price. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.
ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 283-3192, OR (212) 269-5550 (FOR BANKS AND BROKERS) OR VIA EMAIL AT BW@DFKING.COM.